                             PREMIER PARKS INC.
                     PREMIER INTERNATIONAL HOLDINGS INC.
                     CONTINGENT SHARE AGREEMENT AND PLAN

      This Contingent Share Agreement and Plan ("Plan"), dated ____________ ____, 1998 is entered into by and between Premier Parks Inc. (the "Company") and Premier International Holdings Inc. ("International").

      WHEREAS, pursuant to the exchange offer (the "Exchange Offer") by International for all of the outstanding share capital ("Walibi Stock") of Walibi S.A. ("Walibi") certain holders of Walibi Stock who elect the Cash and Stock Election in the Exchange Offer (the "Sellers") whose names shall appear on Exhibit A hereto, shall receive as part of the consideration in the Exchange Offer an assignment of International's rights under this Plan (the "Assignment") to receive from the Company (subject to and on the terms and conditions set forth herein) additional shares of Common Stock (such shares as may be received if the conditions referred to below shall occur being referred to herein as the "Contingent Shares") of the Company as more fully described in the Prospectus/Offer to Purchase governing the Exchange Offer;

      WHEREAS, all things have been done to make the contingent obligation to issue the Contingent Shares the valid obligation of International, which obligation shall be satisfied by the Assignment.

      WHEREAS, International wishes to acquire from the Company the right to receive Contingent Shares (subject to and on the terms and conditions set forth herein) in order to satisfy its obligation to the Sellers pursuant to the Exchange Offer by way of the Assignment.

      WHEREAS, the Company and International wish to set forth herein the obligation of the Company to the Sellers that is created pursuant to the Assignment.

      NOW, THEREFORE, in consideration of and in reliance on the mutual covenants and agreements set forth in this Plan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

      Section 1. PURCHASE AND SALE; PURCHASE PRICE. The Company hereby sells to International and International hereby purchases from the Company the right to receive Contingent Shares; subject to and on the terms and conditions provided in Section 4, below, for a purchase price to be paid by International to the Company in the amount of ______________________ ($_________) (the
"Purchase Price"), which is the amount determined by the Boards of Directors of the Company and International to be the fair market value of such right (which amount shall equal to at least the par value of the maximum number of Contingent Shares which may be issued pursuant to Section 4, below). The Purchase Price shall be payable by International wholly in cash or, at the Company's option, first in an amount of cash equal to the par value of the maximum number of Contingent Shares which must be issued pursuant to Section 4, below, and second by a promissory note or notes having a prinicipal amount equal to the remainder of the purchase price, bearing interest at a rate of 10% per annum, payable semiannually on each June 30 and December 31, and otherwise in the form annexed as Exhibit C hereto.

      Section 2. THE ASSIGNMENT; SCHEDULE OF SELLERS. Upon the consummation of the Exchange Offer and without further action by the Company, International or the Sellers, the rights of International under this Plan shall be, and hereby are, assigned to the Sellers, such that each such Seller shall receive that portion of the rights of International hereunder as set forth in Section 3(c) hereof. Upon the consummation of the Exchange Offer, the Company shall cause the list of Sellers to be set forth on EXHIBIT A to be attached hereto, such list to be binding upon the parties hereto.

      Section 3. CERTAIN DEFINITIONS. For purposes of this Contingent Share Plan ("Plan"), the following terms shall have the meanings indicated:

         (a) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the United States Securities Exchange Act of 1934, as amended ("Exchange Act"), as in effect on the date of this Plan.

         (b)   "BEF" shall mean Belgian francs.

         (c) "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

         (d) "Common Stock" when used with reference to the Company shall mean the Common Stock (presently $0.05 par value) of the Company. "Common Stock" when used with reference to any Person other than the Company which shall be organized in corporate form shall mean the capital stock or other equity security with the greatest per share voting power of such Person. "Common Stock" when used with reference to any Person other than the Company which shall not be organized in corporate form shall mean units of beneficial interest which shall represent the right to participate in profits, losses, deductions and credits of such Person and which shall be entitled to exercise the greatest voting power per unit of such Person.

         (e) "Exchange Act" shall have the meaning set forth in Section 3(a) hereof.

         (f)   "Individual Stock Consideration" for each
Seller shall be set forth opposite such Seller's name under the caption "Individual Stock Consideration" on EXHIBIT A hereto.

         (g) "Amount", if any, for each Seller will be equal to the amount to be set forth opposite such Seller's name under the caption "Amount" on EXHIBIT A hereto.

         (h) "Noon Buying Rate" means the noon buying rate in New York City for cable transfers in BEF as certified for customs purposes by the Federal Reserve Bank of New York for the relevant date.

         (i)   "NYSE" means the New York Stock Exchange, Inc.

         (j) "Parks" shall mean the theme parks owned and operated by Walibi (or its Subsidiaries) set forth on EXHIBIT B hereto.

         (k) "Person" shall mean any individual, firm, corporation or other entity.

         (l) "Relevant Price" for any period shall equal the average of the closing prices of the Common Stock on the NYSE Composite Reporting System (or if not listed on the NYSE, the principal exchange on which such Common Stock is listed) as reported in THE WALL STREET JOURNAL, for the ten Trading Days immediately preceding the second Trading Day prior to the corresponding date of transfer of shares by International pursuant to the terms of the right to receive Contingent Shares provided for herein, translated into BEF using the Noon Buying Rate of the second Business Day prior to the corresponding date of issuance of such shares.

         (m) "Securities Act" shall mean the United States Securities Act of 1933, as amended.

         (n) "Subsidiary" of a Person shall mean any corporation or other entity of which securities or other ownership interests having voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by such Person or by any corporation or other entity that is otherwise controlled by such Person.

         (o) "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business.

Any determination required to be made by the Board of Directors of the Company for purposes of applying the definitions contained in this Section 1 shall be made by the Board of Directors in its good faith judgment and consistently with the terms of this Plan and the rights of the parties hereto, which determination shall be binding on the Sellers.

      Section 4.  ISSUANCE OF CONTINGENT SHARES.

      (a) For each fiscal year during the term of this Plan, following the Company's filing of its Annual Report on Form 10-K with the United States Securities and Exchange Commission in respect of such year, the Company shall promptly (but in no event more than 30 days after such filing) determine whether Contingent Shares are due to the Sellers pursuant to the Assignment to the Sellers by International of its rights hereunder for the then completed fiscal year of the Company (the "Calculation").

      (b) Upon final determination of the Calculation under (a) above, the Company shall transfer to the Sellers pursuant to the Assignment to the Sellers by International of its rights hereunder without additional cost, the number of shares of Common Stock (if any) required by (c) below.

      (c) The number of shares of Common Stock to be transferred to each Seller pursuant to the Assignment to such Seller of the right to receive Contingent Shares (if any) shall be determined as follows:

   (i) If the gross revenues (excluding VAT) of the Parks is equal to or exceeds BEF 3,325,000,000 for any one of the three full fiscal years 1999, 2000, or 2001 the Company shall transfer (pursuant to the terms of this Plan) to such Seller, that number of shares of Common Stock equal to such Seller's Amount divided by the Relevant Price; and

   (ii)   In addition to the foregoing, if the gross revenues (excluding
VAT) of the Parks is equal to or exceeds BEF 3,675,000,000 for any one of the three full fiscal years 1999, 2000 or 2001 the Company shall transfer (pursuant to the terms this Plan) to such Seller, that number of shares of Common Stock equal to such Seller's Amount divided by the Relevant Price.

      For the avoidance of doubt, shares of Common Stock shall be transferred only for the first fiscal year that the respective targets are met under subsection (i) and subsection (ii) above and no additional shares of Common Stock shall be transferred if the targets are met again in any subsequent fiscal year. In the event that any Park is closed (either permanently or for more than 30 consecutive days during the operating calendar under which such Park operated on December 15, 1997) or sold (whether by selling the Park or by selling the stock of an entity which owns the Park) prior to the completion of such Park's 2001 operating season, the gross revenue (exclusive of VAT) for that Park during such fiscal year shall be deemed to equal the full amount of gross revenue (exclusive of VAT) for that Park for the most recent full fiscal year of operation.

      Section 5. NO CERTIFICATES. The right to receive Contingent Shares will not be evidenced by certificates and will be delivered to International (or following the Assignment, the Sellers) in book entry form evidenced by entries in the register of the Company only.

      Section 6. NO TRANSFER. Except for the Assignment by International, the right to receive Contingent Shares may not be sold, transferred, hypothecated, pledged, assigned or otherwise disposed of by the holder, except by operation of law and the Company may deem and treat the person in whose name the right to receive Contingent Shares is registered as the absolute owner thereof for all purposes whatsoever.

        Section 7.  CONSOLIDATION OR MERGER.

      (a) In the event that at any time prior to the Termination Date, the Company merges or consolidates into or with another corporation and the Company is not the surviving corporation, then, as part of such merger or consolidation lawful and adequate provision shall be made so that the right to receive Contingent Shares provided for herein shall thereafter represent the right to receive the kind and number of shares of Common Stock or other securities or other property that such holder would have owned or been entitled to receive as a result of such merger or consolidation if such holder had received such Contingent Shares immediately before such merger or consolidation.

      (b) If the Company (prior to the Termination Date) at any time shall, by subdivision, combination or reclassification of securities or otherwise including, without limitation, the payment of any stock dividend, the split of shares or any similar transaction, change any of the securities that are subject to the right to receive Contingent Shares into the same or a different number of securities of any other class or classes, the right to receive Contingent Shares shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the right to receive Contingent Shares immediately prior to such subdivision, combination, reclassification or other change.

      Section 8.  FRACTIONAL SHARES.

      (a) The Company shall not be required to transfer fractions of a share of Common Stock as Contingent Shares or to distribute certificates which evidence fractional shares. In lieuof transferring fractions of a share of Common Stock, the Company may, at its election, pay to the holders of the right to receive Contingent Shares, at the time such Contingent Shares are transferred as herein provided, an amount in cash equal to the same fraction of the Relevant Price of a share of Common Stock.

      (b) The Sellers, by acceptance of the Assignment, shall be deemed to waive any right to receive any fractional shares of Common Stock upon receipt of payment pursuant to the preceding subsection (a) in lieu of such right to receive Contingent Shares.

      Section 9. HOLDER OF RIGHT TO RECEIVE CONTINGENT SHARES NOT DEEMED A STOCKHOLDER. No holder of any right to receive Contingent Shares, as such, shall be entitled to vote, receive dividends or be deemed for any purpose the holder of Common Stock or any other securities of either the Company or International which may at any time be issuable pursuant to this Plan, nor shall anything contained herein be construed to confer upon the holder of any right to receive Contingent Shares, as such, any of the rights of a stockholder of the Company or International, or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders or to receive dividends or subscription rights, or otherwise.

      Section 10. TERMINATION. This Plan and the right to receive Contingent Shares shall terminate without any action by the Company or International, and be of no further force and effect upon the first to occur of (i)the date of transfer in full by the Company of Contingent Shares pursuant to both of the targets set forth in Section 4(c) hereof or (ii) following the date the Calculation for fiscal year 2001 becomes final and binding (and the issuance of Contingent Shares, if any, related thereto is complete) (the "Termination Date").

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                                 EXHIBIT A

                             SCHEDULE OF SELLERS

                                                        Individual
                                                          Stock
                 Seller                   Amount      Consideration
                 ------                   ------      -------------



                                          ------          -------
Total

                                  EXHIBIT B

                                    PARKS

                                  Bellewaerde
                               Walibi Aquitaine
                                  Walibi Flevo
                              Walibi Rhone-Alpes
                              Walibi Schtroumpf
                           Walibi Wavre and Aqualibi
                                  Mini-Europe
                                    Oceade

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                             PREMIER PARKS INC.

                     PREMIER INTERNATIONAL HOLDINGS INC.

                     CONTINGENT SHARE AGREEMENT AND PLAN

                     Dated as of ____________ ___, 1998

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

                               TABLE OF CONTENTS


Section                                                                 Page
-------                                                                 ----

1.  Purchase and Sale; Purchase Price                                     1

2.  The Assignment; Schedule of Sellers                                   2

3.  Certain Definitions                                                   2

4.  Issuance of Contingent Shares                                         3

5.  No Certificates                                                       4

6.  No Transfer                                                           4

7.  Consolidation or Merger                                               5

8.  Fractional Shares                                                     5

9.  Holder of Right to Receive Contingent Shares Not Deemed
     a Stockholder                                                        5

10. Termination                                                           5


Exhibit A   --   Schedule of Sellers
Exhibit B   --   Parks

                                     i